================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 AMENDMENT NO. 1

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 30, 1999

                             SCM MICROSYSTEMS, INC.
- --------------------------------------------------------------------------------
                 (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         0-22689                 77-0444317
- -------------------------------    ------------------------     ------------------
(STATE OR OTHER JURISDICTION OF    (COMMISSION FILE NUMBER)     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                                  IDENTIFICATION NO.)

                                160 KNOWLES DRIVE
                           LOS GATOS, CALIFORNIA 95032
- --------------------------------------------------------------------------------
          (ADDRESS, INCLUDING ZIP CODE, OF PRINCIPAL EXECUTIVE OFFICES)

               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:

                                 (408) 370-4888

                                 NOT APPLICABLE
- --------------------------------------------------------------------------------
             (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

        The undersigned Registrant hereby amends the following items, financial statements, exhibits, or other portions of its Current Report on Form 8-K, originally filed with the Securities and Exchange Commission on July 15, 1999 ("the Form 8-K") as set forth in the pages attached hereto:

Item 7. Financial Statements and Exhibits.

        The following financial statements of the business acquired are filed as part of this report, where indicated.

        (a)    Financial Statements of Business Acquired:

                                                                                         Page
                                                                                         ----
            Independent Auditors' Report                                                  3
            Balance Sheets at December 31, 1997, 1998 and March 31, 1999 (unaudited)      4
            Statements of Operations for the Years Ended December 31, 1997 and 1998
            and three months ended March 31, 1998 and 1999 (unaudited)                    5
            Statements of Stockholders' Equity (Deficiency) for the Years Ended
            December 31, 1997 and 1998 and three months ended
            March 31,1999 (unaudited)                                                     6
            Statements of Cash Flows for the Years Ended December 31, 1997 and 1998
             and three months ended March 31, 1998 and 1999 (unaudited)                   7
            Notes to Financial Statements                                                 8

        (b)    Pro forma Financial Information:

                                                                                         Page
                                                                                         ----
            Unaudited Pro Forma Combined Condensed Statement of Operations
               for the year ended December 31, 1998                                       19

            Unaudited Pro Forma Combined Condensed Statement of Operations for
               the six months ended June 30, 1999                                         20

            Notes to Pro Forma Combined Condensed Financial Information                   21

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Dazzle Multimedia, Inc.:

We have audited the accompanying balance sheets of Dazzle Multimedia, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Dazzle Multimedia, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
September 10, 1999

                             DAZZLE MULTIMEDIA, INC.

                                 BALANCE SHEETS
               (In thousands, except share and per share amounts)

                                                                                              DECEMBER 31,          MARCH 31,
                                                                                         ---------------------      --------
                                      ASSETS                                               1997         1998          1999
                                                                                         -------      --------      --------
                                                                                                                   (UNAUDITED)
Current assets:

  Cash and equivalents ...............................................................   $   712      $  1,320      $    851
  Accounts receivable, net of reserve for doubtful accounts of none, $86
    and $86, respectively ............................................................       748         1,975         1,757
  Inventory ..........................................................................       738         2,096         2,318
  Prepaid expenses and other current assets ..........................................        51            90           190
                                                                                         -------      --------      --------

           Total current assets ......................................................     2,249         5,481         5,116

Property and equipment, net ..........................................................       293           308           278

Deposits and other assets ............................................................       179            86           193
                                                                                         -------      --------      --------

Total assets .........................................................................   $ 2,721      $  5,875      $  5,587
                                                                                         =======      ========      ========

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
  Accounts payable ...................................................................   $ 1,183      $  2,621      $  2,618
  Secured borrowing facility from related party ......................................      --           1,608         2,539
  Accrued liabilities ................................................................       255         1,278         1,071
  Line of credit .....................................................................        --           463           546
  Note payable, related party ........................................................        --         2,500         2,500
  Notes payable to third parties .....................................................       203            60            60
  Notes payable to shareholders ......................................................        12         2,318         2,193
  Current portion of capitalized lease obligations ...................................        17            56            52
                                                                                         -------      --------      --------

           Total current liabilities .................................................     1,670        10,904        11,579

Capitalized lease obligations ........................................................        13            60            48
                                                                                         -------      --------      --------

           Total liabilities .........................................................     1,683        10,964        11,627
                                                                                         -------      --------      --------

Commitments and contingencies (Notes 3, 4 and 8)

Stockholders' equity (deficiency):
  Convertible preferred stock; no par value; 7,000,000 shares authorized:
    Series A convertible preferred stock; 3,000,000 shares designated, 2,368,333 and
      2,368,333 shares issued and outstanding in 1998 and 1999, respectively .........        --         3,553         3,553
    Series B convertible preferred stock; 4,000,000 shares designated ..............          --            --            --
  Common stock, $0.001 par value, 40,000,000 shares authorized; 9,200,510, 7,467,281
    and 7,467,281 shares issued and outstanding in 1997, 1998 and 1999, respectively..         9             6             6
  Additional paid-in capital .........................................................     4,376         1,448         1,448
  Notes receivable from shareholders .................................................        --            (6)           (6)
  Deferred stock compensation ........................................................        --           (15)          (11)
  Accumulated deficit ................................................................    (3,347)      (10,075)      (11,030)
                                                                                         -------      --------      --------

           Total stockholders' equity (deficiency) ...................................     1,038        (5,089)       (6,040)
                                                                                         -------      --------      --------

Total liabilities and stockholders' equity ...........................................   $ 2,721      $  5,875      $  5,587
                                                                                         =======      ========      ========



                       See notes to financial statements.

                             DAZZLE MULTIMEDIA, INC.

                            STATEMENTS OF OPERATIONS
                                 (In thousands)

                                             YEAR ENDED           THREE MONTHS ENDED
                                            DECEMBER 31,                MARCH 31,
                                        --------------------      --------------------
                                         1997         1998         1998         1999
                                        -------      -------      -------      -------
                                                                      (UNAUDITED)
Revenues ..........................     $ 1,798      $ 9,289      $ 1,226      $ 2,674
Cost of sales .....................       1,476        7,736        1,004        2,004
                                        -------      -------      -------      -------

Gross profit ......................         322        1,553          222          670
                                        -------      -------      -------      -------
Operating expenses:

  Research and development ........         877        1,619          283          378
  Sales and marketing .............       1,453        3,725          619          669
  General and administrative ......         787        2,717          553          384
                                        -------      -------      -------      -------

        Total operating expenses ..       3,117        8,061        1,455        1,431
                                        -------      -------      -------      -------

Loss from operations ..............      (2,795)      (6,508)      (1,233)        (761)

Interest expense ..................         (36)        (234)          (4)        (196)

Other income ......................          42           14           20            2
                                        -------      -------      -------      -------

Net loss ..........................     $(2,789)     $(6,728)     $(1,217)     $  (955)
                                        =======      =======      =======      =======



                       See notes to financial statements.

                             DAZZLE MULTIMEDIA, INC.

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                            CONVERTIBLE                                                      NOTES       DEFERRED
                                          PREFERRED STOCK               COMMON STOCK         ADDITIONAL   RECEIVABLE      STOCK
                                      ----------------------      -----------------------      PAID-IN       FROM        COMPEN-
                                       SHARES        AMOUNT         SHARES         AMOUNT      CAPITAL   STOCKHOLDERS    SATION
                                     ----------      -------      ----------      -------    ----------  ------------    --------
Balances, January 1, 1997 ......             --      $    --       2,660,000      $     3      $   436      $    --      $    --

Issuance of common stock .......                                   6,540,510            6        3,940
Net loss .......................
                                     ----------      -------      ----------      -------      -------      -------      -------

Balances, December 31, 1997 ....                                   9,200,510            9        4,376           --           --

Exchange of common stock for
  preferred stock ..............      2,035,000        3,053      (2,035,000)          (3)      (3,050)
Exercise of common stock
  options ......................                                      65,000           --           14
Issuance of common stock as
  payment for services
  rendered .....................                                     161,271           --           40
Issuance of common stock .......                                      75,500           --           16          (12)
Issuance of Series A convertible
  preferred stock for services
  rendered .....................        200,000          300
Issuance of Series A convertible
  preferred stock as repayment
  of note payable ..............        133,333          200
Compensatory stock
  arrangements .................                                                                    52                       (26)
Amortization of deferred stock
  compensation .................                                                                                              11
Repayment of notes receivable
  from shareholders ............                                                                                  6
Net loss .......................
                                     ----------      -------      ----------      -------      -------      -------      -------
Balances, December 31, 1998 ....      2,368,333        3,553       7,467,281            6        1,448           (6)         (15)

Amortization of deferred
  stock compensation* ..........                                                                                               4
Net loss* ......................
                                     ----------      -------      ----------      -------      -------      -------      -------
Balances, March 31, 1999* ......      2,368,333      $ 3,553       7,467,281      $     6      $ 1,448      $    (6)     $   (11)
                                     ==========      =======      ==========      =======      =======      =======      =======



                                                      TOTAL
                                                   STOCKHOLDERS'
                                      ACCUMULATED     EQUITY
                                         DEFICIT   (DEFICIENCY)
                                      -----------  -------------
Balances, January 1, 1997 ......       $   (558)     $  (119)

Issuance of common stock .......                       3,946
Net loss .......................         (2,789)      (2,789)
                                       --------      -------

Balances, December 31, 1997 ....         (3,347)       1,038

Exchange of common stock for
  preferred stock ..............                          --
Exercise of common stock
  options ......................                          14
Issuance of common stock as
  payment for services
  rendered .....................                          40
Issuance of common stock .......                           4
Issuance of Series A convertible
  preferred stock for services
  rendered .....................                         300
Issuance of Series A convertible
  preferred stock as repayment
  of note payable ..............                         200
Compensatory stock
  arrangements .................                          26
Amortization of deferred stock
  compensation .................                          11
Repayment of notes receivable
  from shareholders ............                           6
Net loss .......................         (6,728)      (6,728)
                                       --------      -------
Balances, December 31, 1998 ....        (10,075)      (5,089)

Amortization of deferred
  stock compensation* ..........                           4
Net loss* ......................           (955)        (955)
                                       --------      -------
Balances, March 31, 1999* ......       $(11,030)     $(6,040)
                                       ========      =======


(* Unaudited)



                       See notes to financial statements.

                             DAZZLE MULTIMEDIA, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED            THREE MONTHS ENDED
                                                                 DECEMBER 31,               MARCH 31,
                                                            --------------------      --------------------
                                                             1997         1998         1998         1999
                                                            -------      -------      -------      -------
Cash flows from operating activities:
  Net loss ..............................................   $(2,789)     $(6,728)     $(1,217)     $  (955)
  Adjustments to reconcile net loss to net cash used in
    operating activities:

    Depreciation and amortization .......................        51          120           25           35
    Services paid for by issuing notes payable ..........        --          128           --           --
    Services paid for by issuing stock ..................        --          340           --           --
    Stock-based compensation expense ....................        --           37           --            4
    Loss on write-off of fixed assets ...................        --            6           --           --
    Changes in assets and liabilities:
      Accounts receivable ...............................      (747)      (1,228)        (148)         218
      Inventories .......................................      (923)      (1,357)        (535)        (347)
      Prepaid expenses and other current assets .........       (51)           1          (52)        (100)
      Deposits and other assets .........................      (177)          93           55         (107)
      Accounts payable ..................................     1,591        1,438          685           (3)
      Accrued liabilities ...............................       255        1,023          (19)        (207)
                                                            -------      -------      -------      -------

           Net cash used in operating activities ........    (2,790)      (6,127)      (1,206)      (1,462)
                                                            -------      -------      -------      -------

Cash flows from investing activities -
  Purchase of equipment .................................      (237)          (8)         (49)          (5)
                                                            -------      -------      -------      -------

Cash flows from financing activities:
  Borrowings under line of credit .......................        --        1,312          195           83
  Repayments on line of credit ..........................        --         (849)          --           --
  Proceeds from notes payable issued to shareholders ....        --        2,198        1,438          931
  Debt repayments .......................................        --          (50)          (2)         (16)
  Proceeds from related party borrowings ................        --        4,108           --           --
  Proceeds from notes payable issued to third parties ...       245           --           12           --
  Proceeds from exercise of stock options ...............        --           14           --           --
  Proceeds from issuance of common stock ................     3,475            4            2           --
  Cash received for notes receivable from shareholders...        --            6           --           --
                                                            -------      -------      -------      -------

           Net cash provided by financing activities ....     3,720        6,743        1,645          998
                                                            -------      -------      -------      -------

Net increase in cash and equivalents ....................       693          608          390          469

Cash and equivalents, beginning of period ...............        19          712          712        1,320
                                                            -------      -------      -------      -------

Cash and equivalents, end of period .....................   $   712      $ 1,320      $ 1,102      $   851
                                                            =======      =======      =======      =======

Supplemental cash flow information - cash paid

  for interest ..........................................   $    36      $    54      $     5      $    13
                                                            =======      =======      =======      =======

Noncash investing and financing activities:
  Acquisition of equipment under capital lease ..........   $    --      $   132      $    --      $    --
                                                            =======      =======      =======      =======
  Exchange of notes, advances and accrued interest
    for convertible preferred stock .....................   $    --      $   200      $    --      $    --
                                                            =======      =======      =======      =======
  Repayment of note payable with inventory ..............   $    --      $    --      $    --      $   125
                                                            =======      =======      =======      =======



                       See notes to financial statements.

                                DAZZLE MULTIMEDIA, INC.

                             NOTES TO FINANCIAL STATEMENTS
                         YEARS ENDED DECEMBER 31, 1997 AND 1998

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization - The Company was formed in May 1996 with the name L.A.Vision. The Company changed its name to Dazzle Multimedia in November 1997. Dazzle Multimedia is headquartered in Fremont, California, and designs, manufactures and markets innovative and affordable video compression products for the PC market.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentration of Credit Risk - Financial instruments that potentially subject the Company to concentration of credit risk consist of trade receivables. The Company does not require collateral or other security to support accounts receivable and maintains reserves for potential credit losses.

     Cash and Equivalents - The Company considers all highly liquid investments with an original maturity of ninety days or less to be cash equivalents.

     Property and Equipment - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of three to five years. Leasehold improvements and assets acquired under capital lease are amortized over the shorter of the lease term or the useful lives of the improvement.

     Inventories - Inventories are valued at the lower of cost (first-in, first-out method) or market and consist primarily of finished goods.

     Revenue Recognition - The Company recognizes revenue, net of estimated returns and allowances, upon shipment of a product and when no significant obligations remain and collectibility is probable. Certain of the Company's sale are made to customers under agreements permitting rights of return for stock balancing.

     Income Taxes - Deferred tax liabilities are recognized for future taxable amounts, and deferred tax assets are recognized for future deductions, net of a valuation allowance to reduce net deferred tax assets to amounts that are more likely than not to be realized.

     Stock-Based Compensation - The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.

     Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of - The Company evaluates its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an

                             DAZZLE MULTIMEDIA, INC.

                          NOTES TO FINANCIAL STATEMENTS
               YEARS ENDED DECEMBER 31, 1997 AND 1998 (CONTINUED)



     asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     Recently Issued Accounting Standards - In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, which requires an enterprise to report, by major components and as a single total, the change in the Company's net assets during the period from nonowner sources. The Company adopted SFAS No. 130 in fiscal 1998. For all periods presented, comprehensive loss was equal to the Company's net loss.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 provides guidance for an enterprise on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 is effective for the Company in fiscal 2000. The Company anticipates that accounting for transactions under SOP 98-1 will not have a material impact on its financial position or results of operations.

     Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. As amended in June 1999 by SFAS No. 137, this statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company has not yet evaluated the impact of this statement.

     Unaudited Interim Financial Information - The interim financial information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

     Reclassifications - Certain reclassifications have been made to the 1997 financial statement presentation to conform to the 1998 presentation.

                             DAZZLE MULTIMEDIA, INC.

                          NOTES TO FINANCIAL STATEMENTS
               YEARS ENDED DECEMBER 31, 1997 AND 1998 (CONTINUED)



2.   PROPERTY AND EQUIPMENT, NET

     Property and equipment are comprised of the following (in thousands):


                                                  DECEMBER 31,
                                               -----------------
                                                1997       1998
                                               -----      -----
Property and equipment, at cost:

  Computers and software ....................  $ 162      $ 210
  Office equipment, furniture and fixtures ..    120        162
  Production and engineering equipment ......     66         99
  Leasehold improvements ....................     --         10
                                               -----      -----

Total .......................................    348        481

Accumulated depreciation ....................    (55)      (173)
                                               -----      -----

Property and equipment, net .................  $ 293      $ 308
                                               =====      =====


     Included in property and equipment at December 31, 1997 and 1998 are leased assets with a net book value of $37,000 and $125,000, respectively.

3.   CONVERTIBLE NOTES PAYABLE AND SECURED TRADE FACILITY FROM RELATED PARTY

     In December 1998 the Company issued a secured convertible promissory note (the "Note") of $2.5 million SCM Microsystems (SCM). The Note earns interest at a fixed rate of 10% per annum.

     Together with the Note SCM also extended a secured borrowing facility (the "Facility") of $4.0 million to the Company. At December 31, 1998 $1.6 million was outstanding under the Facility. The outstanding balance under the Facility will earn interest at a fixed rate of 10% per annum. The outstanding amount under the Facility is payable on June 30, 1999. (See
     Note 13)

     The principal outstanding under the Note and the outstanding balance under the Facility and any accrued but unpaid interest thereunder is convertible at the option of the holder at any time. The Note and Facility is convertible into: (i) Series A preferred stock if additional Series A preferred stock is issued after the date of the agreement at the price of the securities then in effect; (ii) Series B preferred stock if additional Series B preferred stock is issued after the date of the agreement at the price of the securities then in effect; or (iii) Series B preferred stock at a conversion price of $2.00 per share.

     The Note is mandatorily convertible upon the closing of an equity financing that results in gross cash proceeds to the Company of at least $5.0 million.

     The Company also granted a warrant to purchase common stock to SCM. The warrant is exercisable only if the Note and Facility are not repaid when due (June 30, 1999) and gives SCM the right to purchase common stock in the Company at an exercise price of $0.01 per share. The number of shares that may be purchased is the number of shares necessary for SCM to control 51% of the Company's voting common stock after including the shares of the Company owned or to be owned by SCM after the conversion of the Note and the Facility and all interest accrued thereunder. The warrant will expire upon the earlier of (i) payment of all obligations under the Note with cash unless waived by SCM;

                             DAZZLE MULTIMEDIA, INC.

                          NOTES TO FINANCIAL STATEMENTS
               YEARS ENDED DECEMBER 31, 1997 AND 1998 (CONTINUED)



     (ii) the optional conversion of the Note; or (iii) the mandatory conversion of the Note upon the closing of an equity financing of at least $5.0 million. (See Note 13)

     The Note and Facility are mandatorily convertible upon the exercise of the warrant.

     Both the Note and the Facility are subordinated to the line of credit. (See Note 5)

4.   NOTES PAYABLE TO STOCKHOLDERS

     In 1998, the Company issued convertible promissory notes with an aggregate value of $1,574,000 to stockholders of the Company. These notes earn interest at a fixed rate of 10% per annum, and are payable in full on June 30, 2000. The notes are convertible at the option of the holders at any time prior to the maturity date into shares of a Series of the Company's preferred stock issued at the close of the Company's next financing yielding gross proceeds to the Company of at least $2.0 million. (See Note
     13)

     In 1998, the Company also issued five convertible promissory notes with an aggregate face value of $735,000 to stockholders of the Company. These notes earn interest at a fixed rate of 10% per annum and are payable in full on June 30, 1999. The notes are automatically convertible prior to the maturity date into shares of a Series of the Company's preferred stock issued at the close of the Company's next subsequent financing yielding gross proceeds to the Company of at least $2.0 million.

     The notes payable to stockholders are subordinated to the line of credit (see Note 5) and the Note and Facility from the related party (see Note 3).

     During June 1999, the maturity date of these notes were extended to June 30, 2000.

5.   LINE OF CREDIT

     The Company has a revolving line of credit from a bank which provides for borrowings up to $600,000 through April 15, 1999. (See Note 13) Borrowings under the line bear interest at the bank's prime rate (7.75% at December 31, 1998) plus 2% per annum and are collateralized by substantially all of the Company's assets. As of December 31, 1998 the Company had $463,000 outstanding on the line of credit. The line of credit was repaid during April 1999. (See Note 13)

6.   INCOME TAXES

     As of December 31, 1997 and 1998, the Company had deferred tax assets of approximately $1,394,000 and $4,223,000, respectively, relating primarily to net operating loss carryforwards.

     No tax benefit has been recorded through December 31, 1998 because of the history of operating losses. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company established a 100% valuation allowance at December 31, 1997 and 1998 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

                             DAZZLE MULTIMEDIA, INC.

                          NOTES TO FINANCIAL STATEMENTS
               YEARS ENDED DECEMBER 31, 1997 AND 1998 (CONTINUED)



     At December 31, 1998, the Company had net operating loss ("NOL") carryforwards and business credit carryforwards of approximately $7,514,000 and $27,000, respectively, for federal income tax purposes. State net operating losses totaled $6,950,000 at December 31, 1998. These carryforwards begin to expire in 2003 for state and 2012 for federal purposes.

     Internal Revenue Code Section 382 and similar California rules place a limitation on the amount of taxable income which can be offset by NOL carryforwards after a change in control (generally greater than 50% change in ownership). Due to these provisions, utilization of the NOL and tax credit carryforwards may be limited.

7.   STOCKHOLDERS' EQUITY (DEFICIENCY)

     Stock Split

     During 1997, the Company had a four for one stock split. All common stock share and per share information has been restated to reflect the stock split.

     Convertible Preferred Stock and Warrants

     In fiscal 1998, 200,000 shares of Series A preferred stock valued at $300,000 were issued to a consultant in payment for consulting services rendered. The Company also issued 133,333 shares of Series A preferred stock to a vendor in repayment of a note payable of $200,000.

     Significant terms of the Series A redeemable convertible preferred stock are as follows:

     - At the option of the holder, each share of preferred stock is convertible into one share of common stock. Shares automatically convert into common stock upon the earlier of (a) completion of a public offering with aggregate proceeds greater than $7,500,000 at not less than $6.00 per share or (b) upon the consent of more than 50% of the holders of the preferred stock.

     - Series A convertible preferred stockholders are entitled to annual noncumulative cash dividends of $0.12, per share when and if declared by the Board of Directors.

     - In the event of any liquidation of the Company (which includes the acquisition of the Company by another entity), the holders of Series A preferred stock have a liquidation preference over common stock of $1.50 per share plus all declared but unpaid dividends. The remaining assets of the Company would then be distributed among the holders of the common stock pro rata based on the number of shares held by each.

     - The holders of each share of preferred stock shall have the rights to one vote for each share of common stock into which such preferred stock could then be converted.

     During 1997, the Company issued an option to a stockholder to purchase 50,000 shares of Series A preferred stock at an exercise price of $1.50 per share, as part of a financing transaction. The option value was insignificant and expires on January 15, 2000.

                             DAZZLE MULTIMEDIA, INC.

                          NOTES TO FINANCIAL STATEMENTS
               YEARS ENDED DECEMBER 31, 1997 AND 1998 (CONTINUED)



     Share Exchange

     In 1998, the Company exchanged 2,035,000 shares of Series A preferred stock for 2,035,000 shares of common stock issued in 1997 to outside investors. This exchange was completed to fulfill an obligation to provide the exchanging shareholders with a senior security. As no senior security was available when the cash proceeds from the investors were received, common stock was temporarily issued in 1997 as an intermediate security.

     Common Stock Reserved for Future Issuance

     At December 31, 1998, the Company has reserved the following shares of common stock for issuance in connection with:



         Conversion of Series A preferred stock ...     2,035,000
         Warrants issued and outstanding ..........        60,000
         Options issued and outstanding ...........     3,316,534
         Options available under stock option plans     1,073,700
                                                        ---------

         Total ....................................     6,485,234
                                                        =========

     Common Stock

     During 1998, the Company issued 161,271 shares of common stock with a value of $0.25 per share to consultants, vendors and manufacturers in repayment for goods or services.

     Additionally, in July 1998 the Company sold 50,000 shares of common stock at $0.25 per share to a Director of the Company. The Director signed a promissory note as consideration for the stock. The Company has the right to repurchase 25,000 shares at $0.25 per share, lapsing over a four year period. At December 31, 1998, 25,000 shares were subject to repurchase.

     Stock Option Plans

     During April 1997, the Board of Directors approved the 1997 Stock Option Plan (the "1997 Plan"). Under the 1997 Plan, the Company was authorized to issue options to purchase up to 30% of the outstanding common stock of the Company. As of December 31, 1997, 1,390,234 shares were outstanding under the 1997 Plan.

     During March 1998, the Board approved the 1998 Stock Option Plan (the "1998 Plan"). At this time, the 1997 Plan was terminated.

     Under the Company's 1998 Plan, a total of 3,000,000 nonstatutory and incentive common stock options are authorized for issuance. Nonstatutory stock options may be granted to employees, outside directors and consultants, and incentive stock options may only be granted to employees. The Plans provide for the granting of incentive stock options at not less than 100% of the fair market value of the underlying stock at the grant date. Nonstatutory stock options may be granted at not less than 85% of the fair market value of the underlying stock at the date of grant. Options granted to employees generally vest over four years and expire ten years from the date of the grant.

                             DAZZLE MULTIMEDIA, INC.

                          NOTES TO FINANCIAL STATEMENTS
               YEARS ENDED DECEMBER 31, 1997 AND 1998 (CONTINUED)

     Options and Warrants Granted to Nonemployees

     In fiscal 1998, the Company granted 232,000 options to nonemployees for services performed and to be performed. In connection with these awards, the Company recognized $11,000 in stock-based compensation expense during 1998. These options vest over three to four years and have a term of ten years, and 101,983 options remain unvested at December 31, 1998.

     In connection with the revolving line of credit (see Note 5), in fiscal 1998, the Company issued warrants to purchase 25,000 shares of Series B preferred stock at an exercise price of $2.00 per share. The fair value of these warrants of $26,000 was recognized as interest expense through December 31, 1998.

     In connection with the signing of a consulting agreement in fiscal 1998, the Company issued a warrant to purchase 60,000 shares of its common stock at $2.00 per share. This warrant expires on July 15, 2003. At December 31, 1998, this warrant was unexercised. The estimated fair value of these warrants is not significant.

     Stock option activity is summarized as follows:


                                                          OUTSTANDING OPTIONS
                                                       -----------------------------
                                                         NUMBER     WEIGHTED AVERAGE
                                                        OF SHARES    EXERCISE PRICE
                                                       ----------   ----------------
Balance, January 1, 1997 .........................             --      $     --

Granted ..........................................      1,739,734          0.36
                                                       ----------

Balance, December 31, 1997 (434,933 shares vested)      1,739,734          0.36

Granted ..........................................      3,722,034          0.21
Exercised ........................................        (65,000)         0.22
Canceled .........................................     (2,080,234)         0.33
                                                       ----------

Balance, December 31, 1998 .......................      3,316,534      $   0.21
                                                       ==========


     In 1998, options for 1,739,734 shares were canceled and regranted at the then fair value of $0.25 per share.

                             DAZZLE MULTIMEDIA, INC.

                          NOTES TO FINANCIAL STATEMENTS
               YEARS ENDED DECEMBER 31, 1997 AND 1998 (CONTINUED)



     The following table summarizes information as of December 31, 1998 concerning currently outstanding and vested options:


                                  OPTIONS OUTSTANDING
                   ------------------------------------------------
                                     WEIGHTED
                                     AVERAGE
                                     REMAINING            NUMBER
    EXERCISE         NUMBER         CONTRACTUAL          OF SHARES
     PRICES        OF SHARES        LIFE (YEARS)          VESTED
    --------       ---------        ------------         ----------
    $  0.10          502,800            9.98                8,000
       0.19        1,249,234            8.41              790,612
       0.25        1,564,500            9.31              559,112
    -------        ---------            ----             --------

    $  0.21        3,316,534            9.07             1,357,724
    =======        =========            ====             =========



     At December 31, 1998, 1,073,700 shares remained available for future grant.

     Additional Stock Plan Information

     As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations.

     SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income (loss) and net income (loss) per share had the Company adopted the fair value method since the Company's inception. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models. These models also require subjective assumptions, including expected time to exercise, which greatly affect the calculated values.

     The Company's calculations for employee grants were made using the minimum value method with the following weighted average assumptions: expected life, three years following vesting; risk free interest rate of 6%; and no dividends during the expected term. The Company's calculations are based on a multiple award valuation approach and forfeitures are recognized as they occur. If the computed values of the Company's stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, the effect on net loss for the years ended December 31, 1997 and 1998 would be immaterial.

     The number and estimated weighted-average value per option for employee and nonemployee awards, granted are as follows:

                             DAZZLE MULTIMEDIA, INC.

                          NOTES TO FINANCIAL STATEMENTS
               YEARS ENDED DECEMBER 31, 1997 AND 1998 (CONTINUED)

                                                     DECEMBER 31,
                                            ----------------------------
                                               1997             1998
                                            ----------     -------------
Employee options:

  Number of shares ..................        1,448,734         3,490,034
  Estimated weighted average value...       $     0.04     $        0.05
Nonemployee options:

  Number of shares ..................          291,000           232,000
  Estimated weighted average value...       $       --     $        0.11



8.   COMMITMENTS AND CONTINGENCIES

     Leases

     The Company leases its facilities under noncancelable operating leases. These leases expire on various dates through 2002. Minimum future lease payments under noncancelable operating and capital leases as of December 31, 1998 are summarized as follows (in thousands):


                                            CAPITAL  OPERATING    SUBLEASE
FISCAL YEARS ENDING DECEMBER 31,            LEASES    LEASES       INCOME
                                            -------  ---------    --------
1999.....................................   $  75      $269         $ 67
2000.....................................      59       210           33
2001.....................................       9        --           --
                                            -----      ----         ----
Total minimum lease payments ............     143      $479         $100
                                                       ====         ====
Less amount representing interest .......     (27)
                                            -----

Present value of minimum lease payments..     116
Less current portion ....................     (56)
                                            -----
Long term portion .......................   $  60
                                            =====



     Rent expense under the operating leases for the years ended December 31, 1997 and 1998 was $74,000 and $276,000, respectively.

9.   FINANCIAL SUPPORT FROM SCM

     The Company used $3,027,000 and $6,135,000 of cash in operating and investing activities in 1997 and 1998, respectively. Accumulated deficit was $10,075,000 at December 31, 1998. As a result, the Company has been and continues to be substantially dependent on debt and equity financing from SCM. SCM has informed the Company that it intends to fully support the Company at least through December 31, 1999.

10.  RELATED PARTY TRANSACTIONS

     The Company has transactions with related parties in the ordinary course of business. Related party transactions during the years ended 1997, 1998 and the three months ended March 31, 1999, and not otherwise disclosed herein, were as follows:

                             DAZZLE MULTIMEDIA, INC.

                          NOTES TO FINANCIAL STATEMENTS
               YEARS ENDED DECEMBER 31, 1997 AND 1998 (CONTINUED)



     Inventory includes $0 and $1,648,000 of parts purchased from SCM at December 31, 1997 and 1998, respectively.

     Accounts payable and accrued expenses include $1,608,000 and $2,539,000 payable to SCM for inventory at December 31, 1997 and 1998 and March 31, 1999.

11.  MAJOR CUSTOMERS

     Two customers accounted for 15% and 12% of revenues in fiscal 1997, while another four customers accounted for 15%, 12%, 11% and 10% of revenues in fiscal 1998.

     At December 31, 1997, two customers accounted for 40% and 24% of trade receivables. At December 31, 1998, three customers accounted for 20%, 15% and 13% of trade receivables.

12.  GEOGRAPHIC DATA

     During the years ended December 31, 1997 and December 31, 1998, the Company generated approximately 10% and 3%, respectively, of its revenues from customers domiciled in Europe and 16% and 22%, respectively, from customers domiciled in Asia.

13.  SUBSEQUENT EVENTS

     On April 9, 1999, Comerica Bank informed the Company that it was in breach of the terms of the revolving credit loan and security agreement dated June 22, 1998, and was no longer willing to advance the Company funds under this agreement. The repayment of this loan constituted a default of the Note and Warrant Financing agreement between SCM Microsystems and Dazzle Multimedia dated December 30, 1998, and pursuant to this agreement SCM Microsystems were informed of the default.

     On June 30, 1999, in accordance with the terms of the Note and Warrant Financing agreement between SCM Microsystems and Dazzle Multimedia dated December 30, 1998, SCM Microsystems elected to take a 51% interest in the Company by converting $2.0 million of its accounts receivable from Dazzle, the $2.5 million convertible promissory note and accrued interest on the note and accounts payable of $216,000 into Series B Preferred equity. In addition SCM exercised warrants for 7.7 million common shares at an exercise price of $0.01 per share.

     On June 30, 1999, notes payable to shareholders of $735,000 were converted into Series B preferred stock at a conversion price of $2.00 per share, following the creation of Series B preferred stock pursuant to the SCM financing. (See Note 3)

                                       * * * * *

                                 SCM MICROSYSTEMS, INC.
              UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

        The following unaudited pro forma combined condensed financial statements give effect to the acquisition by SCM Microsystems, Inc. ("SCM" or the "Company") of 51% of the issued and outstanding capital stock of Dazzle Multimedia, Inc. ("Dazzle") in a business combination accounted for by the purchase method of accounting.

        The unaudited pro forma combined condensed statements of operations give effect to the business combination as if it had occurred on January 1, 1998. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data. Final amounts could differ from those set forth below. In connection with the transaction, the Company recorded a charge of $900,000 representing the fair value of in process research and development acquired from Dazzle. This one-time charge is excluded from the pro forma income statements.

        The following unaudited pro forma combined condensed financial statements are not necessarily indicative of the future results of operations of the Company or the results of operations which would have resulted had the Company and Dazzle been combined during the periods presented. In addition, the pro forma results are not intended to be a projection of future results. The unaudited pro forma combined condensed financial statements should be read in conjunction with the audited consolidated financial statements of SCM for the year ended December 31, 1998 included in the December 31, 1998 annual report on form 10-K, and the unaudited consolidated financial statements for the quarter ended June 30, 1999 included in the June 30, 1999 form 10-Q, and the financial statements of Dazzle appearing elsewhere in this Form 8-K/A.

                             SCM MICROSYSTEMS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                      For the year ended December 31, 1998
                  (in thousands, except per share information)

                                                                 THE COMPANY       DAZZLE         PRO FORMA           PRO FORMA
                                                                    ACTUAL         ACTUAL         ADJUSTMENTS          COMBINED
                                                                 -----------      --------        -----------         ---------
Revenues                                                          $ 85,009         $ 9,289         $ (3,609)(b)        $ 90,689
Cost of revenues                                                    57,148           7,736           (3,609)(b)
                                                                                                        178 (a)          61,453
                                                                  --------         -------         --------            --------
          Gross margin                                              27,861           1,553             (178)             29,236
                                                                  --------         -------         --------            --------

Operating expenses:

     Research and development                                        6,356           1,619                                7,975
     Sales and marketing                                             8,904           3,725                               12,629
     General and administrative                                      9,288           2,717              928 (c)          12,933
     In-process research and development                             3,101              --                                3,101
     Accelerated amortization of goodwill                            5,211              --                                5,211
     Other acquisition-related charges                               3,153              --                                3,153
                                                                  --------         -------         --------            --------
          Total operating expenses                                  36,013           8,061              928              45,002
                                                                  --------         -------         --------            --------
          Loss from operations                                      (8,152)         (6,508)          (1,106)            (15,766)

Interest income (expense), net                                       5,832            (220)                               5,612

Foreign currency transaction gains                                     192              --                                  192
                                                                  --------         -------         --------            --------
          Loss before income taxes and minority interest            (2,128)         (6,728)          (1,106)             (9,962)

Provision for income taxes                                           2,845              --                                2,845
                                                                  --------         -------         --------            --------

          Loss before minority interest                             (4,973)         (6,728)          (1,106)            (12,807)

Minority interest                                                                                     1,038 (d)           1,038
                                                                  --------         -------         --------            --------

         Net loss                                                 $ (4,973)        $(6,728)        $    (68)           $(11,769)
                                                                  ========         =======         ========            ========

Basic net income (loss) per share                                 $  (0.38)                                            $  (0.89)
                                                                  ========                                             ========

Diluted net income (loss) per share                               $  (0.38)                                            $  (0.89)
                                                                  ========                                             ========

Shares used to compute basic net income (loss) per share            13,253                                               13,253
                                                                  ========                                             ========

Shares used to compute diluted net income (loss) per share          13,253                                               13,253
                                                                  ========                                             ========



                 See accompanying notes to unaudited pro forma
                   combined condensed financial information.

                             SCM MICROSYSTEMS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                     For the six months ended June 30, 1999
                  (in thousands, except per share information)


                                                      THE COMPANY        DAZZLE           PRO FORMA           PRO FORMA
                                                         ACTUAL          ACTUAL           ADJUSTMENTS         COMBINED
                                                      -----------      --------           -----------         ---------
Revenues                                               $ 50,744         $ 5,902            $ (3,077)(b)        $53,569

Cost of revenues                                         35,250           4,984              (3,077)(b)
                                                                                                187 (a)         37,344
                                                       --------         -------            --------            -------
          Gross margin                                   15,494             918                (187)            16,225
                                                       --------         -------            --------            -------
Operating expenses:

      Research and development                            3,871             742                                  4,613
      Sales and marketing                                 5,594           1,188                                  6,782
      General and administrative                          4,568           1,467                 464 (c)          6,500
      In process research and development                   900                                (900)(e)              0
      Other acquisition and integration charges           1,168                                                  1,168
      Other one time charges                              1,950                                                  1,950
                                                       --------         -------            --------            -------
          Total operating expenses                       18,051           3,397                (436)            21,013
                                                       --------         -------            --------            -------
          Loss  from operations                          (2,557)         (2,479)                249             (4,788)
Interest and other, net                                   3,388            (323)                                 3,065
                                                       --------         -------            --------            -------
          Loss before income taxes                          831          (2,802)                249             (1,722)
Provision for income taxes                                1,677                                                  1,677
                                                       --------         -------            --------            -------
          Net loss                                     $   (846)        $(2,802)           $    249            $(3,399)
                                                       ========         =======            ========            =======
Net loss per share:
      Basic and diluted                                  ($0.06)                                               $ (0.24)
                                                       ========                                                =======
Shares used in computing net loss per share:
      Basic and diluted                                  14,067                                                 14,067
                                                       ========                                                =======


                  See accompanying notes to unaudited pro forma
                   combined condensed financial information.

                                 SCM MICROSYSTEMS, INC.
         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

        On June 30, 1999, the Company acquired 51% of the issued and outstanding capital stock of Dazzle Multimedia, Inc., a privately held company based in Fremont, directly from Dazzle in exchange for (i) the conversion of a convertible loan of $2.5 million and of $2.0 million of accounts receivable from Dazzle resulting from sales to Dazzle by SCM Microsystems (Asia) during 1998 and 1999 prior to the acquisition date, (ii) upon the exercise by the Company of a common stock warrant with an exercise price of $0.1 million issued by Dazzle and
(iii) the conversion of interest on the loan and accounts receivable of $0.2 million in connection with the convertible loan financing transaction.

        Under purchase accounting, the total purchase price will be allocated to the Company's assets and liabilities based on their relative fair values. Allocations are subject to valuations as of the date of the purchase transaction.

        A summary of the preliminary allocation of the purchase price is as follows (in thousands):


In-process research and development        $   900
Cash                                           963
Accounts receivable                          3,245
Other assets                                 1,307
Notes payable                               (1,418)
Accounts payable                            (1,437)
Accrued expenses                            (2,211)
Goodwill                                     4,642
                                           -------
   Total                                   $ 5,991
                                           =======


        The actual allocation of the purchase price will depend upon the composition of Dazzle's net assets on the closing date and the Company's evaluation of the fair value of such net assets as of such date. Consequently, the ultimate allocation of purchase price could differ from that presented.

        The Company recorded a charge of $900,000 for the fair value of acquired in process research and development related to the net assets acquired. Such charge has not been included in the unaudited pro forma combined condensed statements of operations.

        The balance sheet as of June 30, 1999 is included in the June 30, 1999 form 10-Q, filed August 16, 1999.

        The following adjustments have been reflected in the unaudited pro forma combined condensed statements of operations:

         (a) This adjustment represents the pro forma elimination of intercompany profit in inventory relating to product purchased by Dazzle from SCM.

         (b) These adjustments represent the pro forma elimination of intercompany revenue and costs relating to the sale of products by the Company to Dazzle during the periods presented.

         (c) These adjustments represent, for each period presented, the amortization of goodwill over an estimated life of five years.

         (d) To record minority interest in losses of Dazzle, to the extent of minority equity.

         (e) To eliminate one-time charge resulting from the acquisition for in-process research and development.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       SCM MICROSYSTEMS, INC.

                                       A Delaware Corporation

Dated: September 30, 1999                  By: /s/ Andrew C. Warner
                                           -------------------------------------
                                           Andrew C. Warner
                                           Vice - President Finance, Chief
                                           Financial Officer